Exhibit 24.2

Shelf Registration of Securities Issuable
Under October 2002 Warrants

RESOLUTION OF THE
BOARD OF DIRECTORS OF
PG&E CORPORATION

June 16, 2004

     WHEREAS, this corporation is party to an Equity Registration Rights Agreement, dated as of October 18, 2002 (the “Agreement”), among this corporation and certain warrant holders (the “Selling Shareholders”) pursuant to which this corporation is required to undertake a shelf registration of up to 2,669,390 shares of common stock issuable upon exercise of warrants under a Warrant Agreement, dated as of October 18, 2002 (the “Shares”), by a date not later than 90 days after the date of the consummation of a plan of reorganization under the Bankruptcy Code by Pacific Gas and Electric Company (the “Plan”), to cause such shelf registration statement to become effective, and to keep such shelf registration statement effective for a specified period; and

     WHEREAS, on April 12, 2004, the Plan became effective, requiring this corporation to file a registration statement in respect of the Shares by July 11, 2004, to cause the same to become effective by October 9, 2004, and to keep the same effective until October 18, 2004;

     NOW, THEREFORE, BE IT RESOLVED that the officers and counsel of this corporation are hereby authorized, jointly and severally, to take such actions and execute such agreements and documents on behalf of this corporation as may in their judgment be necessary, convenient, or appropriate to carry out this resolution, including the preparation, execution, and filing of a registration statement (the “Shelf Registration Statement”) with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), and any amendments or supplements thereto to effect the registration under the Securities Act of the sale of the Shares by such holders thereof that meet the requirements set forth in the Agreement for the registration of their Shares; and

     BE IT FURTHER RESOLVED that LINDA Y.H. CHENG, WONDY S. LEE, ERIC MONTIZAMBERT, GARY P. ENCINAS, JOHN E. FORD, KATHLEEN M. HAYES,

and DOREEN A. LUDEMANN are hereby authorized, jointly and severally, to sign on behalf of this corporation the Shelf Registration Statement and all amendments and supplements thereto to be filed with the SEC, and to do any and all acts necessary to satisfy the requirements of the Securities Act and the regulations of the SEC adopted pursuant thereto with regard to the filing of said registration statement and all amendments or supplements thereto; and

     BE IT FURTHER RESOLVED that the officers and counsel of this corporation be, and each hereby is, authorized and directed to cause the Shelf Registration Statement to become effective and to keep the Shelf Registration Statement effective for such period as is required; and

     BE IT FURTHER RESOLVED that the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer, the Corporate Secretary, the Assistant Treasurer, or any Assistant Corporate Secretary (the “Delegated Officers”) are hereby authorized on behalf of this corporation to sign applications to be made to the New York Stock Exchange (the “NYSE”), the Pacific Exchange, and any other stock exchange as may be deemed appropriate by any of the Delegated Officers for listing thereon of all the Shares covered by the Shelf Registration Statement, and the Delegated Officers are further authorized to make such changes therein, or in any documents or agreements relative thereto, as may be necessary to conform with requirements for listing, and to appear, if necessary, before the officials of said exchanges; and

     BE IT FURTHER RESOLVED that the officers, counsel, and employees of this corporation be, and each hereby is, authorized to prepare, execute, and file all necessary documents, and to take any and all actions which, as a result of the proposed sales of the Shares herein authorized, may be required to comply with the securities or blue sky laws of the various states and jurisdictions of the United States, and that this Board of Directors hereby adopts the form of any resolutions required by any such state or other jurisdiction to be filed in connection with any applications, consents to service, issuer’s covenants, or other documents if (1) in the opinion of the officers of this corporation executing the same, adoption of such resolutions is necessary or advisable, and (2) the Corporate Secretary or an Assistant Corporate Secretary of this corporation evidences such adoption by inserting in the minutes of this meeting copies of such resolutions, which will thereupon be deemed to be adopted by this Board of Directors with the same force and effect as if presented at this meeting; and

     BE IT FURTHER RESOLVED that if one or more Selling Shareholders requests in accordance with the Agreement that an underwritten offering be effected under the Shelf Registration Statement, the officers and counsel of this corporation are authorized to take such actions in connection therewith, including entering into an underwriting agreement, as may be necessary, advisable, or proper, or as may be required by the Agreement; and

     BE IT FURTHER RESOLVED that the officers of this corporation be, and each hereby is, authorized and directed to cause this corporation to pay (1) any and all expenses and fees incurred by this corporation in connection with the registration of the Shares under the Securities Act and under the securities or blue sky laws of the various states and jurisdictions of the United States, (2) any and all application and filing fees in connection with listing common stock on the NYSE and any other securities exchange, and (3) any and all expenses and fees this corporation is otherwise required to bear under the Agreement; and

     BE IT FURTHER RESOLVED that the officers and counsel of this corporation be, and each hereby is, authorized and directed, in the name and on behalf of this corporation, to execute all such instruments, documents, and certificates and to take all such further and additional actions in connection with the foregoing paragraphs of this resolution as they may deem necessary, advisable, or proper to effect the intent and purposes of the foregoing paragraphs of this resolution or as may be required under the Agreement, and any such actions taken prior to this date are ratified and approved.

     I, LINDA Y.H. CHENG, do hereby certify that I am Corporate Secretary of PG&E CORPORATION, a corporation organized and existing under the laws of the State of California; that the above and foregoing is a full, true, and correct copy of a resolution which was duly adopted by the Board of Directors of said corporation at a meeting of said Board which was duly and regularly called and held at the office of said corporation on June 16, 2004; and that this resolution has never been amended, revoked, or repealed, but is still in full force and effect.

     WITNESS my hand and the seal of said corporation hereunto affixed this 23rd day of June, 2004.

/s/ Linda Y.H. Cheng

Linda Y.H. Cheng
Corporate Secretary
PG&E CORPORATION

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